Exhibit 99.1

Transcript of
BK Technologies Corporation
Fourth Quarter & Twelve Months 2020 Earnings Call
March 4, 2021

Participants

Timothy Vitou - President
William Kelly - Chief Financial Officer & Secretary

Analysts

Walter Ramsley - Walrus Partners

Presentation

Operator
Good morning, ladies and gentlemen, and welcome to the BK Technologies Corporation Conference Call for the Fourth Quarter and Full-Year 2020. This call is being recorded. All participants have been placed in a listen-only mode. Following management’s remarks, the call will be opened to questions.

Before turning the call over to our President, Mr. Timothy Vitou for opening remarks, I will provide the following safe harbor statement. Statements made during this conference call that are not based on historical facts are forward-looking statements.

Such statements include but are not limited to projections or statements of future goals and targets regarding the company’s revenue and profits. These statements are subject to known and unknown factors and risks.

The company’s actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. And some of the factors and risks that could cause or contribute to such material differences have been described in yesterday’s press release and in BK’s filings with the U.S. Securities and Exchange Commission.

These statements are based on information and understandings that are believed to be accurate as of today, and we do not undertake any duty to update such forward-looking statements. I will now turn the call over to Mr. Timothy Vitou, President of BK Technologies. Mr. Vitou, you may begin.

Timothy Vitou - President
Thank you, Kate, and thanks, everyone, for joining today. I’ll arrange my comments as follows: first, I’ll highlight our financial results; next, I’ll spend some time providing operational updates; and then, I’ll turn the call back over to our Executive Vice President and Chief Financial Officer, Bill Kelly, to dive deeper into our financial results. We’ll conclude by opening up the call for a brief Q&A.

Moving to financial results, we had a strong fourth quarter. Revenue grew 43% and we generated an operating profit of $900,000. Operating margins were 8.4%, a substantial improvement, compared with a negative 32.4% for last year’s fourth quarter. Our gross profit margins and key metrics continued to benefit from revenue growth and new products, combined with our restructuring and the related expense reductions.

Taken altogether, 2020 Q4 results continue to highlight the earnings power of our new expense structure. Moreover, we believe BK is just getting started with these strong results. We think that over the next few years, we have a path to reach up to $100 million in revenue and an ability to generate substantial profits.

We feel we can achieve that goal by remaining focused on increasing sales of existing communications technology products, growing sales of our newly launched BKR 5000, and preparing for the planned launch of the multiband BKR 9000 in midyear 2021.

The BKR 9000 should significantly increase contract sizes we can compete for. We’re looking forward to its launch, complementing the performance of our existing and relatively new offerings. Turning to an update on sales of existing products and solutions, during the fourth quarter of 2020, we were awarded a contract totaling approximately $1.5 million from the U.S. Department of Interior.

The order was for BK’s Digital P-25 KNG2-Series portables and KNG Series mobile communications technology, with related accessories. Our mantra at BK is that we build products with accountability and integrity. Thus, it’s gratifying to see continued adoption of our KNG mobiles in individual deals as well as in mixed deals that include our new BKR 5000.

In fact, after the quarter, we won business from a municipal Fire Department in Virginia that included both BKR 5000 and KNG Series products.

Moving on to our next growth initiative, launching and increasing sales from new products. Just ahead of Q4, we announced the market introduction of our BKR 5000 portable communication technology, the first model in the new BKR series.

During the fourth quarter, we were pleased to announce our first order, which totaled approximately $1.1 million from an agency of the State of Tennessee. We were particularly excited about this order since we had launched the product only a month prior. Additionally, the Tennessee State agency was a first-time BK customer.

The BKR 5000 is just the initial model in a comprehensive new line of communications technology, which will include multiband products scheduled for release midyear. Securing such an extensive order from a new customer shortly after a new product launch was very encouraging.

Momentum for the 5000 has continued into the first quarter of 2021. And we have issued multiple announcements regarding new orders. And to make sure interested parties are more fully informed of our continued progress, we intend to increase our rate of announcements.

Recently, we announced an order from a new and strategic customer in Montana for our BKR 5000 for their first responders. We also announced an order from a county fire department in the State of Texas. During these challenging times of severe weather and electrical disruptions, we are pleased to provide hero firefighters in the great State of Texas with BKR 5000s.

As this raging weather and other emergency events occur with increasing frequency, we take great pride in outfitting the public safety heroes that are keeping our community safe with solutions they can trust, which brings us to our next growth initiatives, launching our first multiband communications product, the BKR 9000.

We have continued to make solid progress toward being able to launch the BKR 9000 later this year. The BKR 9000 addresses a much greater market at a significantly higher price point, along with exponentially larger contract opportunities. We believe the 9000 will open an array of new markets and customers for us, serving as the primary driving force for our growth in the next several years, and complementing the BKR 5000 expansion.

The newly launched BKR 5000 and forthcoming BKR 9000 will allow us to penetrate new vertical markets that were largely inaccessible to us previously. Today, BK’s market share is relatively small, less than 2%. We see a huge opportunity for market gains through the introduction of these new products.

We view the market opportunity as so significant that we announced just this morning, a new Technology Innovation Center located in South Florida. The primary initial focus of the Center is the completion this year of the BKR 9000, which coupled with the new BKR 5000, allows BK to expand into new vertical markets totaling an estimated $1.2 billion.

Leading the Technology Innovation Center is BK’s Chief Technology Officer, Dr. Branko Avanic, along with a highly skilled team with deep backgrounds in a broad array of technology disciplines, and extensive direct experience designing state-of-the-art communications technology solutions. They will serve as the cornerstone of our new technology initiatives helping BK’s technology footprint expand into new addressable markets. Given the present moment of weather disturbances, social upheaval and the pandemic, the role of public safety plays increases significantly.

We are confident that our new communications technology allows us to tap into greater market share rapidly. And while we’re excited about the prospects of the BKR 9000s launch and the potential implications, I’d like to reemphasize that current performance has been tremendous.

Q4 revenue grew 43% year-over-year, and operating results improved by $5 million benefiting from our new expense structure, and with the BKR 5000 just introduced in August last year. Our existing new and forthcoming communication solutions will facilitate our goal of creating substantial shareholder value as the fourth quarter results highlight.

This concludes my overview. And I’ll turn the call over to Bill Kelly, our Chief Financial Officer, who will review the financial and operating highlights.

William Kelly - Chief Financial Officer & Secretary
Thank you, Tim. Following is a summary of our financial and operating results for the periods ending December 31, 2020. Our overall financial and operating results for the full year 2020 improved markedly from the preceding year. Sales for 2020 grew over 10% compared with 2019, while gross profit margins as a percentage of sales increased 2% year-over-year.

Additionally, our balance sheet strengthened during the year with a $4 million or 30% reduction in inventory, which was a significant contributor to positive cash flow for the year of approximately $2.4 million. Meanwhile, as Tim mentioned, we launched the first portable radio the BKR 5000 in a new line of land mobile radio products with additional models planned for 2021.

Total sales in 2020 grew 10.1% to approximately $44.1 million, compared with $40.1 million for the prior year. The increase was attributed to federal and state public safety agencies, some of which were new customers. We also realized sales from our new BKR 5000 portable, which was introduced during the third quarter of 2020.

Gross profit margin as a percentage of sales in 2020 increased to approximately 41% compared with 39% for the previous year. The improvement was attributed primarily to improved mix of product sales and reduced manufacturing costs.

Selling, general and administrative expenses for 2020 declined approximately $3 million, or 15% to approximately $17 million or 38.6% of sales, compared with $20 million or 50% of sales in 2019. The decrease in SG&A expenses was the result of broad-based cost reduction actions, including a reduction in our workforce. The combined impact of sales growth, gross profit margin improvement, and reduced operating expenses yielded an increase of over $5.4 million in operating income from the prior year.

We recognized other expenses totaling approximately $797,000 in 2020, primarily attributed to an unrealized loss from our investment in PIH made through FGI 1347 Holdings, a consolidated variable interest entity. This compares with other income of $762,000 last year, which was primarily related to an unrealized gain from the investment in PIH.

For 2020, we recognized pre-tax income of approximately $251,000, a significant improvement from last year’s pre-tax loss of approximately $3.6 million. We recognized income tax expense of approximately $3,000 for 2020 compared with a benefit of $987,000 for the prior year. Our income tax expense and benefit was largely non-cash as a result of deferred items.

Net income for 2020 of approximately $248,000 or $0.02 per basic and diluted share, improved $2.9 million from last year’s net loss of approximately $2.6 million or $0.21 per basic and diluted share.

As of December 31, 2020, working capital totaled approximately $15.1 million, of which $13.3 million was comprised of cash, cash equivalents and trade receivables. This compares with working capital of approximately $14.5 million at 2019 year-end, which included $8.6 million of cash, cash equivalents and trade receivables.

During 2020, we fulfilled the limit of our stock repurchase program, repurchasing an additional 121,261 shares of our common stock, utilizing cash of approximately $280,000. And our capital return program has now paid 19 consecutive quarterly dividends with the last one paid on January 19, 2021.

That concludes my remarks. We’ll now move on to the question-and-answer portion of the call. I would like to remind everyone that we do not provide financial and operating guidance on a quarterly or annual basis. Kate, we’re ready to open the floor for questions.

Operator
Thank you. Ladies and gentlemen, the floor is now open for questions. [Operator Instructions] Our first question today is coming from Walter Ramsley. Your line is live.

Q: Thank you. Congratulations, great quarter, and looks like you’re ready to go for the current year as well. The question I have has to do with your supply chain. There’s been talk anyway in the industry of getting problems obtaining semiconductors and other electric components. Have you had any issues there? And are there any cost pressures that you foresee in the current year?

Timothy Vitou - President
Well, thank you for the question, Walter. This is Tim. Randy Willis, our COO who is in charge in monitors, procuring all of our components on an hourly basis is constantly giving us signals that there are certain components and certain pieces that we do acquire, that are starting to lengthen their lead time. So instead of having a typical 3- or 4- or 5-week lead time, it may be a 5, 6, 7 lead times. So that causes us to have to adjust, potentially, maybe some inventory levels in order to continue the product flow.

His driving mantra is, constantly protect the flow, make sure that we’re always prepared to answer the customer requirements on shipping product. That said, the team, I believe, has done a fantastic job of keeping our inventory under control. As Bill mentioned earlier in his remarks, our inventory levels are substantially lower than what we went into the year with.

So it’s a balancing act. But right now, we believe that we’ve got eyes on all the products we need. There is some tightening in certain components that we do source on a global basis. But at this point, we haven’t gotten any signals that there is major cost issues or supply issues.

Q: Well, that sounds good. And just one other question, as far as the selling cycle, with the Coronavirus abating, have you been able to get out into the field more and meet your potential customers face to face? Or is it still more of a remote operation at this point?

Timothy Vitou - President
Another great question, Walter. It’s kind of a mixed bag. When we see it at the – we deal at the city, the county, the state and the federal level of governments. The fed boys and ladies have been pretty straight armed on allowing us to come into their facilities. The states depending on the state has opened up the ability to actually get in and do sales presentations on a very small scale, it’s usually a 1-on-1 kind of thing. We’re used to a 1-on-10 kind of conversation. They’re not packing their rooms full of people. It’s usually 1 or 2 people at all if that.

Again, it varies at the county and city level. We have seen some opening, but there’s still the vast majority of what we do is via Zoom or Skype or some other technology for off-site presentations, remote presentations, I should say. So I believe, it’s opening up a little bit. I’m in constant contact with all of our sales guys trying to monitor exactly that level of activity.

Q: So once it does open up, do you think that will shorten the sales cycle or they’ll just make it easier, but it really won’t have a financial impact?

Timothy Vitou - President
I don’t think – well, I look at the sales cycle as what’s the effect from a budget standpoint. And if we go in, we present our products the customer falls in love with us and the product and wants to buy it. Typically it still takes quite a while for them to get the product or the procurement into their budget cycle. It’s a well-known fact in the land mobile radio industry that you could see anywhere from a 6 to 12-month cycle, by time the customer agrees to buy before we see a PO.

So as we’ve been able to talk with our customers at least remotely, we’ve been able to keep the interest. They’re very, very keen on seeing the 5000. So we’re sending a lot of product out, so they can demo the gear themselves and see the gear, we walk them through it remotely and there’s an enormous backup demand for the 9000 as well. I don’t know that the sales cycle shortens, I haven’t seen it yet. I think there is a bit of a backup demand for land mobile radio products.

But it’s just a matter of the individual, city, county, state and fed agency to allow us to get in and see them. But as last year showed we were setting some records in our sales and bookings department throughout the year, we had our second best sales year ever even with the constraints of COVID. So I’m very, very excited about this year and our ability to move the needle.

Q: Sounds good. Well, thanks for taking the questions. Those were great answers. I appreciate it.

Timothy Vitou - President
Thank you, Walter. Have a great day.

Operator
Thank you. [Operator Instructions] Our next question today is coming from [Alan Lyons] [ph]. Your line is live.

Q: Thank you. Hey, Tim, Bill, congratulations on the efforts that you have put in with the engineering, reengineering and revamping, the company is starting to look to really payoff and exciting opportunities. A question about with COVID-19 slowly getting under control, what do you see your international opportunities in 2021?

Timothy Vitou - President
Thanks for the question, Alan. I love talking and thinking internally and strategizing on international markets. As you know, you’ve been around for a while with the company, we have historically been kind of a North America centric organization, we have had success in certain markets like Australia, Philippines, Indonesia, a couple of markets in Latin America. We see our ability to start to expand our marketplace, especially with the upcoming BKR 9000 as well as BKR 5000. We think we can address some international markets a little bit better.

The age-old question on international business, though, become service. And how do we support the service? So we’re very careful that if we’re chasing which we are international opportunities that there’s going to be some level of infrastructure in that country that we can support our customers. It’s very, very key to our business model. That’s what helps us win quite a bit of our business is our post-sales support and basically living with the customer.

So, I do believe 2021 will start to grow some of our international business. I think we’ll do it in a very controlled effort, so that we can do the support of those sales. But I think the new product line, the BKR Series really lends itself terrific to the international marketplace.

Operator
Thank you. It appears we have no further questions in queue at this time.

Timothy Vitou - President
All right. Well, thank you, Kate. And thank you all for participating in today’s call. We look forward to talking with you again when we report our Q1 2021 results in May. All the best to all of you and have a great day today.

Operator
Thank you, ladies and gentlemen. This does conclude today’s event. You may disconnect your lines at this time and have a wonderful day. Thank you for your participation.